CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference, in the registration statement on Form S-3 dated January 11, 2019 of Alkaline Water Company Inc., of our report dated June 29, 2018 on our audit of the financial statements of Alkaline Water Company Inc. as of March 31, 2018 and 2017, and the reference to us under the caption “Experts.”

/s/ AMC Auditing

AMC Auditing
Las Vegas, Nevada
January 11, 2019